Exhibit 4.1

SUBSCRIPTION Agreement
of
Efund City Metro Income Fund LLC

A Delaware Limited Liability Company

THIS SUBSCRIPTION AGREEMENT (this “Agreement” or this “Subscription”) is made and entered into as of _____________________, by and between the undersigned (the “Subscriber” or “Investor”) and Efund City Metro Income Fund LLC, a Delaware limited liability company (Efund” or “Company”), with reference to the facts set forth below.

WHEREAS, subject to the terms and conditions of this Agreement, the Subscriber wishes to irrevocably subscribe for and purchase (subject to acceptance of such subscription by Efund) certain membership interests (the “Membership Interests”, the “Common Shares” or “Subscription Investment”), as set forth in Section 1 and on the signature page hereto, offered pursuant to that certain Offering Circular, dated as of _______________, 2020 (the “Offering Circular”) of Efund.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Subscription.

1.1.	The undersigned subscriber (“Subscriber”), intending to be legally bound, hereby agrees to purchase from Efund City Metro Income Fund LLC (the “Company”), [__________] (minimum of 100) units of Membership Interest in the Company (the “Subscription Investment”), at a subscription price of US$10 per unit until December 31, 2020 (the “Commitment”) following the Company’s delivery to Subscribers of an acceptance page to this subscription agreement (this “Subscription Agreement”) signed by the Company. From January 1, 2021, the per unit purchase price will be adjusted every fiscal quarter and, as of January 1st, April 1st, July 1st and October 1st of each year, and will be equal to the net asset value, or NAV, divided by the number of shares outstanding as of the close of business on the last business day of the prior fiscal quarter, in each case prior to giving effect to any unit purchases or redemption to be effected on such day. Subscribers will pay the most recent publicly announced purchase price as of the date of their subscription. The sale of Subscription Investments will commence immediately upon qualification by the Securities and Exchange Commission and will terminate at the discretion of our Manager. The maximum amount of the Offering shall not exceed Fifty Million Dollars ($50,000,000) in any Twelve (12) month period in accordance with Tier II of Regulation A as set forth under the Securities Act of 1933, as amended, (“Reg A Tier II”). The Subscriber agrees to and acknowledges all obligations as set forth in the Company’s Operating Agreement (“Operating Agreement”) and the Offering Circular (“Offering Circular”).The Company may accept, in its sole discretion, the Commitment by delivery to Subscriber of an acceptance page to this Subscription Agreement signed by the Company. On a quarterly basis, a Subscriber has the opportunity to obtain liquidity by the Company’s redemption plan. Unless otherwise defined herein, capitalized terms used in this Subscription Agreement will have the meanings given to such terms in the Operating Agreement of the Company dated, as amended from time to time (the “Operating Agreement”). Efund City Investment LLC, a Delaware limited liability company, is the Manager of the Company (the “Manager”).

1.2.	Investors agrees to that their payments will be accepted only after the minimum threshold of investment ($500,000) is met. Until the minimum threshold is met, investors’ funds will remain at the investors’ bank/financial institution and investors will not be admitted as members. The funds will be drawn by the Company only after the $500,000 minimum threshold has been met. At that time, we will accept subscription payments, common shares will be issued, and investors will become members. If we do not meet the minimum threshold within 12 months after commencing the offering, we will cancel the offering and release all investors from their commitments as specified in the Offering Circular provided by the Company to Subscriber (as amended and supplemented on or prior to the initial acceptance date for this subscription, the Offering Circular) contemporaneously with Subscriber’s execution and delivery of this Subscription Agreement to the Company.

1.3.	The offering of Common Shares is described in the Offering Circular, that is available through the online website https://www.efundcity.com and an App of “Efund City” (together referred as “the Efund City Platform”), which are owned and operated by Efund City Platform LLC, as well as on the SEC’s EDGAR website. Please read this Agreement, the Offering Circular, and the Company’s Operating Agreement. While they are subject to change, as described below, the Company advises you to print and retain a copy of these documents for your records. By signing electronically below, you agree to all the terms together with the Terms and Conditions and the Terms of Use, consent to Efund City Metro Income Fund LLC’s Privacy Policy, and agree to transact business with us and to receive communications relating to the Common Shares electronically.

1.4.	For the purposes of this agreement, the Subscriber will be deemed to have signed and authorized in full through electronics means as specified by the Efund City Metro Income Fund LLC digital platform. This includes methods such as checking the “read and agree” checkbox and sign and date electronically as provided by the Company’s platform.

1.5.	If Subscriber elects to cancel, terminate or revoke this Subscription Agreement at any time prior to the Company’s delivery to Subscriber of an acceptance page to this Subscription Agreement, the Company will return the entire Commitment to the Subscriber.

1.6.	In the event that this Commitment is rejected in full or the offering is terminated, payment made by the Subscriber to the Company for the Subscription Investment will be refunded to the Subscriber without interest and without deduction, and all of the obligations of the Subscriber hereunder shall terminate. To the extent that this Commitment is rejected in part, the Company shall refund to the Subscriber any payment made by the Subscriber to the Company with respect to the rejected portion of this Commitment without interest and without deduction, and all of the obligations of Subscriber hereunder shall remain in full force and effect except for those obligations with respect to the rejected portion of this Commitment, which shall terminate.

2. Investor Suitability; Tax Forms.

2.1.	An Investor is a “Qualified Purchaser” (as defined in Regulation A under the Securities Act). “Qualified purchasers” include: “accredited investors” under Rule 501(a) of Regulation D; and all other investors so long as their Commitment does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year- end (for non-natural persons). For purposes of determining whether a potential investor is a “qualified purchaser”, annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home. The Company reserves the right to reject any investor’s subscription in whole or in part for any reason, including if the Company determines in its sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A. Further information is available in the “State Law Exemption and Purchase Restrictions” of the Offering Circular.

2.2.	Subscriber further represents that he or she has reviewed the tax considerations as presented in the Offering Circular and has been advised by the Company to engage tax counsel to assist with the effects of United States federal, state and local tax laws and foreign tax laws on an investment in the Company, the completion of any Internal Revenue Service form and the potential that the Company will be required to withhold U.S. federal income taxes from amounts otherwise distributable to foreign investors

3. Representations and Warranties of Subscriber. As a material inducement for the Company to accept Subscriber’s subscription and to admit Subscriber as a member pursuant to the Operating Agreement, Subscriber hereby represents and warrants to the Company that:

3.1.	The Subscriber, if an entity, is, and shall at all times while it holds Subscription Investment remain, duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of the United States of America of its incorporation or organization, having full power and authority to own its properties and to carry on its business as conducted. The Subscriber, if a natural person, is eighteen (18) years of age or older, competent to enter into a contractual obligation, and a citizen or resident of the United States of America. The Operating Agreement shall become binding upon Subscriber on the later of (i) the date of the Operating Agreement and (ii) the date, if any, that the Manager accepts this subscription. This Subscription Agreement is a valid and binding agreement, enforceable against Subscriber in accordance with its terms. Subscriber understands that, except as explicitly provided for by law in certain jurisdictions, and as described in Operating Agreement, this Agreement and the Offering Circular, Subscriber is not entitled to cancel, terminate or revoke this Subscription Agreement or any of the powers conferred herein.

3.2.	The execution and delivery of this Subscription Agreement by the Subscriber, the consummation of the transactions contemplated hereby and thereby, and the performance of Subscriber’s obligations under this Subscription Agreement and the Operating Agreement will not conflict with, or result in any violation of or default under, any agreement or other instrument to which Subscriber is a party or by which Subscriber or any of his/her properties are bound, or any United States permit, franchise, judgment, decree, statute, order, rule or regulation applicable to Subscriber or Subscriber’s business or properties.

3.3.	Subscriber has received and read a copy of the Memorandum, this Subscription Agreement and the Operating Agreement (collectively, the “Offering Materials”) and Subscriber has relied on nothing other than the Offering Materials in deciding whether to make an investment in the Company. In addition, Subscriber acknowledges that Subscriber has been given the opportunity to (i) ask questions and receive satisfactory answers concerning the terms and conditions of the Offering, (ii) perform his/her own independent investigations and (iii) obtain additional information in order to evaluate the merits and risks of an investment in the Company and to verify the accuracy of the information contained in the Offering Materials. No statement, printed material or other information that is contrary to the information contained in the Offering Materials has been given or made by or on behalf of the Manager and/or the Company to Subscriber. Subscriber has consulted, to the extent deemed appropriate by Subscriber, with Subscriber’s own advisers as to the financial, tax, legal, accounting, regulatory and related matters concerning an investment in the Subscription Investment and on that basis understands the financial, tax, legal, accounting, regulatory and related consequences of an investment in the Subscription Investment, and believes that an investment in the Subscription Investment is suitable and appropriate for Subscriber.

3.4.	The Subscriber understands that no state or federal authority has scrutinized this Agreement or the Subscription Investment offered pursuant hereto, has made any finding or determination relating to the fairness for investment of the Subscription Investment, or has recommended or endorsed the Subscription Investment, and that the Subscription Investment have not been registered under the Act or any state securities laws, in reliance upon exemptions from registration thereunder.

3.5.	Subscriber is Qualified Purchaser as defined in Section 2.1 and further detailed in the “State Law Exemption and Purchase Restrictions” of the Offering Circular.

3.6.	Subscriber understands that (i) the Company does not intend to register as an investment fund under the United States Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”), and (ii) Subscriber will not be afforded the protections provided to investors in registered investment companies under the Investment Company Act.

3.7.	Subscriber recognizes that (i) an investment in the Company involves certain risks (including, without limitation, those described in the Memorandum), (ii) the Subscription Investment will be subject to certain restrictions on transferability as described in the Operating Agreement and (iii) as a result of the foregoing, the marketability of the Subscription Investment will be severely limited. Subscriber agrees that he/she will not transfer, sell, assign, pledge, mortgage or otherwise dispose of all or any portion of the Subscription Investment in any manner that would violate the Operating Agreement, the Securities Act or any United States federal or state laws or subject the Company or the Manager or any of its affiliates to regulation under the Investment Company Act or additional regulation under the United States Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Advisers Act”), the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) or the laws and regulations of any United States federal, state or municipal authority having jurisdiction thereover.

3.8.	Subscriber is aware that (i) the Company has no financial or operating history, (ii) investment returns set forth in the Offering Circular or in any supplemental letters or materials thereto are not necessarily comparable to or indicative of the returns, if any, that may be achieved on investments made by the Company, (iii) the Manager or a person or entity selected by the Manager (which may be a manager, member, shareholder, partner or affiliate thereof) will receive substantial compensation in connection with the management of the Company, and (iv) no United States federal, state or local, governmental authority or other person has passed upon the Subscription Investment or made any finding or determination as to the fairness of an investment in the Company.

3.9.	Subscriber agrees that the Manager and the Company will provide via their proprietary platform any disclosure or document that is required by applicable securities laws to be provided to Subscriber.

3.10.	Subscriber acknowledges that the Company seeks to comply with all applicable anti-money laundering laws and regulations. In furtherance of these efforts, Subscriber represents, warrants and agrees that (i) no part of the funds used by Subscriber to acquire the Subscription Investment or to satisfy his/her capital commitment obligations with respect thereto has been, or shall be, directly or indirectly derived from, or related to, any activity that may contravene United States federal or state laws or regulations, including anti-money laundering laws and regulations, and (ii) no capital commitment, contribution or payment to the Company by Subscriber and no distribution to Subscriber shall cause the Company or the Manager to be in violation of any applicable anti-money laundering laws or regulations including, without limitation, Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the United States Department of the Treasury Office of Foreign Assets Control regulations. Subscriber acknowledges and agrees that, notwithstanding anything to the contrary contained in the Operating Agreement or any other agreement, to the extent required by any anti-money laundering law or regulation, the Company and the Manager may prohibit capital contributions, restrict distributions or take any other reasonably necessary or advisable action with respect to the Subscription Investment, and Subscriber shall have no claim, and shall not pursue any claim, against the Company, the Manager or any other Person in connection therewith.

3.11.	Neither the Manager nor any agent or employee of the Company or any Manager, nor any other person has at any time expressly or implicitly represented, guaranteed, or warranted to Subscriber that a percentage of profit and/or amount or type of consideration will be realized as a result of an investment in the Company, that past performance or experience on the part of the Manager or the Company or any of their respective affiliates or any other person or entity in any way indicates the predictable results of the ownership of the Company or of the overall Company business, that any cash distributions from the Company’s operations or otherwise will be made to the Subscribers by any specific date or will be made at all, or that any specific tax benefits will accrue as a result of an investment in the Company.

3.12.	Subscriber has been advised to consult with Subscriber’s own attorney regarding all legal matters concerning an investment in the Company and the tax consequences of participating in the Company, and has done so, to the extent Subscriber considers necessary.

3.13.	Subscriber acknowledges that the tax consequences to Subscriber of investing in the Company will depend on Subscriber’s particular circumstances, and neither the Company nor the Manager or their partners, shareholders, members, managers, agents, officers, directors, employees, affiliates, or consultants will be responsible or liable for the tax consequences to Subscriber of an investment in the Company. Subscriber will look solely to, and rely upon, Subscriber’s own advisers with respect to the tax consequences of this investment.

4. Covenants of Subscriber.

4.1.	Subscribers agrees that they will complete all requirements as a “qualified purchaser” as follows:

4.1.1.	Read the entire Offering Circular and any supplements accompanying the Offering Circular;

4.1.2.	Electronically complete and execute a copy of this Subscription Agreement;

4.1.3.	Complete a Form W-9; and

4.1.4.	Electronically provide ACH instructions to the Company for the full purchase price of our Common Shares being subscribed for.

4.2.	Subscriber agrees to promptly provide to the Manager such information and documents as the Manager may require confirming that the funds to be invested by Subscriber for the subscription of the Subscription Investment were lawfully obtained, together with such other documents as the Manager may reasonably require.

5. Conditions to Obligations of the Company. The obligations of the Company hereunder are subject to the conditions that the representations and warranties of Subscriber in Section 3 hereof shall be accurate as of the date of the Company’s delivery to Subscriber of an acceptance page to this Subscription Agreement, as though such representations and warranties had been made at and as of such date, and all of the terms, covenants, and conditions to this Subscription Agreement and the Operating Agreement to be complied with and performed by Subscriber on or before such date shall have been duly complied with and performed.

6. No Advisory Relationship. Subscriber acknowledges and agrees that the purchase and sale of the Subscription Investment pursuant to this Agreement is an arms-length transaction between the Subscriber and the Company. In connection with the purchase and sale of the Subscription Investment, the Company is not acting as an agent or fiduciary. The Company assumes no advisory or fiduciary responsibility in the Subscriber’s favor in connection with the Subscription Investment or the corresponding project investments. The Company has not provided the Subscriber with any legal, accounting, regulatory or tax advice with respect to the Subscription Investment, and the Subscriber has consulted with their own respective legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

7. Bankruptcy. In the event that the Subscriber files or enters bankruptcy, insolvency or other similar proceeding, the Subscriber agrees to use the best efforts possible to avoid the Company being named as a party or otherwise involved in the bankruptcy proceeding. Furthermore, this Agreement should be interpreted so as to prevent, to the maximum extent permitted by applicable law, any bankruptcy trustee, receiver or debtor-in-possession from asserting, requiring or seeking that (i) the Subscriber be allowed by the Company to return the Subscription Investment to the Company for a refund or (ii) the Company be mandated or ordered to redeem or withdraw Subscription Investment held or owned by the Subscriber.

8. Confidentiality. Subscriber acknowledges and agrees that any information or data acquired from or about the Company not otherwise in the public domain, was received in confidence. Subscriber agrees not to divulge, communicate or disclose, except as may be required by law or for the performance of this Agreement, or use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential information of the Company, including any business secrets of the Company. The existence of and the terms and disclosures of the Offering Documents shall be considered confidential information.

9. Indemnification. Subscriber shall defend, indemnify and hold harmless the Company, the Manager, the Sponsor or their respective affiliates, officers, directors, members, equity holders, employees, agents or advisors (the “Indemnified Persons”) who were or are a party to, or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of, or arising from any actual or alleged misrepresentation or misstatement of facts, or omission to represent or state facts, made by Subscriber to the Company concerning Subscriber or Subscriber’s financial position, in connection with the offering and sale of the Subscription Investments, against losses, liabilities and expenses actually incurred by a Company or Manager (including without limitation attorneys’ fees, judgments, fines and amounts paid in settlement) in connection with such action, suit or proceeding.

10. Survival. All representations, warranties, and covenants contained in this Subscription Agreement, including without limitation Section 6 (Confidentiality) and Section 7 (Indemnification) hereof, shall survive the termination of this Subscription Agreement.

11. Counterparts. This Subscription Agreement may be signed in any number of counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

12. Applicable Law. This Subscription Agreement, the rights, and obligations of the parties hereto, and any claims or disputes relating thereto shall be governed by and construed in accordance with the laws of the State of Delaware (but not including the choice of law rules thereof).

13. Limitations on Damages. IN NO EVENT SHALL THE COMPANY BE LIABLE TO THE SUBSCRIBER FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL BE INTERPRETED AND HAVE EFFECT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RULE OR REGULATION.

14. Arbitration. Either Member, Manager or the Company may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a Claim be final and binding arbitration pursuant to this section (this “Arbitration Provision”). The arbitration shall be conducted in the County of New York and the State of New York. As used in this Arbitration Provision, “Claim” shall include any past, present, or future claim, dispute, or controversy involving Subscriber/Member (or persons claiming through or connected with Member), on the one hand, and the Company, on the other hand, relating to or arising out of this Agreement, and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including the validity or enforceability of this Arbitration Provision, any part thereof, or the entire Agreement. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include (without limitation) matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise. This Arbitration Provision applies to claims under the U.S. federal securities laws and to all claims that that are related to the Company, including with respect to an offering, the common shares, the Company’s ongoing operations and the management of the Company’s investments, among other matters. The scope of this Arbitration Provision is to be given the broadest possible interpretation that is enforceable. Further stipulations are detailed in the Operating Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, Subscriber has duly executed and delivered this Subscription Agreement on this _________ day of ___________________, 20__.

SUBSCRIBER:

Subscriber Signature

Subscriber Name

Date

IN WITNESS WHEREOF, the Manager hereby accepts the foregoing subscription for Subscription Investment and admits Subscriber as a Member.

SUBSCRIBER NAME: ____________________________

Date Subscription Accepted: _________ day of ___________________, 20__

Company:

EFUND CITY METRO INCOME FUND LLC

By: Efund City Investment LLC

Its: Manager

By:
Name:	Fan ‘Richard’ Liu
Title:	Chief Executive Officer and Chief Financial Officer